Exhibit 99.1

Good Afternoon and Welcome to Liquidity Services, Inc.’s Earnings Release Conference Call for the fiscal first quarter 2008 and the three months ending December 31, 2007.  During this call we will refer to Liquidity Services, Inc. as LSI.  Presenting today are Bill Angrick, our Chairman and Chief Executive Officer, and Jim Rallo, our Treasurer and Chief Financial Officer.

This conference call is also being broadcast through the Internet and is available through the Investor Relations section of the Liquidity Services, Inc. Website.

Before we begin, I’d like to remind you that matters discussed on this call contain forward-looking statements that involve risks and uncertainties concerning LSI’s expected financial performance as well as LSI’s strategic and operational plans. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. These risks and uncertainties include a variety of factors, some of which are beyond our control. These forward-looking statements speak as of today, and you should not rely on them as representing our views in the future, and we undertake no obligation to update these statements after this call.

Please refer to our SEC filings as well as our current earnings release posted a few minutes ago on our website, for a more detailed description of the risk factors that may affect our results. Copies of these documents may be obtained from the SEC or by visiting the investor relations section of our website.

To supplement the Company’s consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures.  These non-GAAP measures include EBITDA, Adjusted EBITDA, Adjusted Net Income and Adjusted EPS.  We believe these non-GAAP measures provide useful information to both management and investors.  These measures, however, should not be considered a substitute for, or superior to, GAAP results.  A reconciliation of all non-GAAP measures included in this conference call, to the nearest GAAP measure, can be found in the financial tables included in the press release.

We also use certain supplemental operating data as a measure of certain components of operating performance, which we also believe is useful for management and investors.  This supplemental operating data includes GMV and should not be considered a substitute for, or superior to, GAAP results.

At this time, I’d like to turn the presentation over to our CEO, Bill Angrick.

Good afternoon.

As detailed in our press release, Q1 reflected solid results as we reported record GMV of $67.6 million, while positioning LSI to gain market share in both our commercial and public sector businesses.

During the quarter overall GMV grew 27% YOY and 17% sequentially, and adjusted EBITDA grew 27% YOY.  There were several highlights from the quarter.

GMV in our scrap business grew 58% YOY and 48% sequentially.

GMV in our commercial business grew 43% YOY and 13% sequentially, while GMV from our commercial consignment business grew 26% sequentially.

Our buyer marketplace continued to deliver strong results for our sellers as the number of auction participants increased 31% YOY to a record 323,000 during the quarter. This is the largest quarterly growth in auction participants we have recorded in the last three years. We also completed a record 63,000 transactions during the quarter representing a 29% YOY increase.

During the quarter we also generated operating cash flow of $7.3 million reflecting the strength of our underlying business model.

Overall, we are very pleased with our ability to grow the volume of our business and generate strong free cash flow even amidst a weakening economy.

Recent strong trends in GMV give us confidence in the progress we are making in scaling the size of our marketplace.

In the current economic environment, we believe LSI is well positioned to increase the size of our commercial marketplace and expand our market share position.

Our GMV trends reflect the fact that we have been successful at growing our volumes with existing customers in our commercial business. We are continuing to expand the number of product categories and locations we serve on behalf of our clients. We continue to receive strong interest from national retailers and manufacturers in our turn-key solution to recover value for reverse supply chain merchandise, such as customer returned and overstock goods. We are also now handling new product categories, such as material handling equipment, as our clients upgrade equipment and open or close facilities. We believe our large volume buyers and value added services are important competitive advantages to meeting the needs of our clients. In particular, we believe our national distribution center network is an important asset that minimizes shipping and handling costs for both our sellers and buyers.

LSI’s strategic mission is to develop the largest and most efficient online marketplace to enable commercial and public sector clients to transact wholesale, surplus and salvage goods.  In support of this mission, we have identified a number of near term priorities and investment initiatives that will maximize our long term growth and competitive advantages in the marketplace.

During the last quarter we established and filled a new VP of Account Management position overseeing all of our commercial relationships. This position is responsible for overseeing and managing the delivery of our services to our commercial clients, including establishing joint operational plans to further expand our business with each client account.  As part of this initiative we are developing additional tools and processes that will enable our account management teams to operate more efficiently and improve inventory turnover as we increase the volume of our commercial business.

During the last quarter we also established and filled a new VP of Marketing position and expanded the size of our marketing team. Under the direction of this expanded team, we plan to increase the branding and promotion of our commercial marketplace both domestically and internationally to expand the demand side of our business.

Finally, we are planning to integrate our acquired southerntextile.com marketplace with and into our Liquidation.com marketplace. Going forward we expect this to result in a higher payoff for our branding initiatives as well as an improved buyer customer experience.

We believe these actions will result in improved efficiencies in our commercial business over time.

Another important strategic goal we have is further diversification of our business. Our strong organic growth, combined with our recent acquisition of GovDeals, have resulted in a stronger and more diversified business by market segment and pricing model. Our acquisition of GovDeals, which was completed in January, has provided LSI with a strong platform to accelerate our growth in the state and local public sector marketplace which we size at approximately $2.0 billion in annual GMV potential. In addition, pro forma for the GovDeals acquisition approximately 80% of LSI’s GMV will consist of clients utilizing our consignment and profit sharing models and approximately 20% utilizing our purchase model.

I will now turn the presentation over to Jim Rallo, our CFO and Treasurer.

Thanks Bill

The Company continues to experience strong top line growth, as we again achieved our target of 25% or greater Gross Merchandise Volume, or GMV,

growth. The amount of GMV transacted through our marketplaces increased $14.4 million, or 27.0%, to $67.6 million for the three months ended December 31, 2007 from $53.2 million for the three months ended December 31, 2006. We believe this increase is attributable to our investment in our sales and marketing organization, which resulted in 41.4% growth in our commercial marketplace over the same period last year. In addition, our scrap business, which generated 33.2% of our revenue and 29.2% of our GMV for the three months ended December 31, 2007, grew 57.5% from the three months ended December 31, 2006. The growth of our commercial and scrap businesses was partially offset by a 5.0% decrease in our surplus business, as a result of the reengineering of certain inventory processes, from the three months ended December 31, 2007 compared to the three months ended December 31, 2006.

Revenue increased $14.1 million, or 31.2%, to $59.3 million for the three months ended December 31, 2007 from $45.2 million for the three months ended December 31, 2006. This increase was primarily due to the items driving GMV growth.

Cost of goods sold (excluding amortization) increased $6.9 million, or 82.0%, to $15.4 million for the three months ended December 31, 2007 from $8.5 million for the three months ended December 31, 2006. As a percentage of revenue, cost of goods sold (excluding amortization) increased to 26.0% for the three months ended December 31, 2007 from 18.7% for the three months ended December 31, 2006.  These increases are primarily due to an increase in the volume of goods sold in our marketplace by existing sellers utilizing our purchase model; a ramp up in volume with existing sales programs, which resulted in lower inventory turnover; and a mix shift to apparel items, which realized a lower margin during the three months ended December 31, 2007.

Profit-sharing distributions increased $2.1 million, or 11.1%, to $20.8 million for the three months ended December 31, 2007 from $18.7 million for the three months ended December 31, 2006. This increase is a result of the 57.5% growth in our scrap business during the three months ended December 31, 2007 compared to the three months ended December 31, 2006. As a percentage of revenue, profit-sharing distributions decreased to 35.1% for the three months ended December 31, 2007 from 41.5% for the three months ended December 31, 2006. This decrease is a result of a decrease in the amount of profits we are required to pay the DoD under our Surplus Contract, which was modified on September 12, 2006, as well as the Scrap Contract, which was modified on June 1, 2007.

Technology and operations expenses increased $2.2 million, or 27.2%, to $10.0 million for the three months ended December 31, 2007 from $7.8 million for the three months ended December 31, 2006. This increase is primarily due to the addition of 92 technology and operations personnel, the majority of whom were needed to support the increased volume of transactions and merchandise discussed above in our commercial business, and an additional 64 operating personnel, who were needed to support our inventory assurance program under the Surplus Contract. As a percentage of revenue, these expenses decreased to 16.8% for the three months ended December 31, 2007 from 17.4% for the three months ended December 31, 2006. This decrease resulted from of our growth in revenue, while leveraging our fixed expenses, such as programming personnel.

Sales and marketing expenses increased $1.1 million, or 39.4%, to $4.1 million for the three months ended December 31, 2007 from $3.0 million for the three months ended December 31, 2006. As a percentage of revenue, these expenses increased to 7.0% for the three months ended December 31, 2007 from 6.6% for the three months ended December 31, 2006. These increases were primarily due to our hiring of 21 additional sales and marketing personnel and $0.2 million in increased expenditures on marketing and promotional activities across our marketplaces.

General and administrative expenses increased $1.4 million, or 40.8%, to $4.8 million for the three months ended December 31, 2007 from $3.4 million for the three months ended December 31, 2006. As a percentage of revenue, these expenses increased to 8.2% for the three months ended December 31, 2007 from 7.6% for the three months ended December 31, 2006. These increases are primarily due to (1) costs of $0.7 million related to additional accounting, legal, insurance, compliance and other expenses needed to support our growth, (2) expenses of $0.3 million related to the adoption of Statement 123(R) and (3) costs of $0.2 million for travel related expenses associated with business development efforts.

The Company continues to have strong cash flow generation and growth.  LSI generated $7.3 million of operating cash flow, during the three months ended December 31, 2007, an increase of $4.6 million or 165.5%, over the $2.7 million generated during the three months ended December 31, 2006.  Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization, or Adjusted EBITDA, increased $1.1 million or 27.4% to $5.2 million for the three months ended December 31, 2007 from $4.1 million for the three months ended December 31, 2006.

Adjusted net income increased $0.5 million or 19.2% to $3.0 million for the three months ended December 31, 2007 from $2.5 million for the three months ended December 31, 2006.

Adjusted diluted earnings per share increased $0.02 or 22.2% to $0.11 for the three months ended December 31, 2007, based on 28.1 million diluted weighted average shares outstanding, from $0.09 and 28.4 million diluted weighted average shares outstanding for the three months ended December 31, 2006.

I will now discuss the Company’s other key operating metrics, as I have already touched on GMV, which management believes allows us to monitor the success of our marketing programs, as well as our lotting and merchandising strategies.

During the last 12 months, we also benefited from our ability to more effectively market assets to potential buyers; our marketing efforts resulted in an approximate 28.1% increase in registered buyers to approximately 724,000 at December 31, 2007 from approximately 565,000 at December 31, 2006.

Auction Participants, which consist of registered buyers who have bid in an auction during the period, and are counted more than once if they bid in more than one auction, increased to a record 323,000 for the three months ended December 31, 2007, representing an increase of 76,000 or approximately 30.7% over the 247,000 Auction Participants for the three months ended December 31, 2006.

Completed Transactions increased 28.7% to approximately 63,000 for the three months ended December 31, 2007 from approximately 49,000 for the three months ended December 31, 2006.  Our growth in completed transactions was achieved while maintaining strong liquidity in the market place, as the three months ended December 31, 2007 was our ninth consecutive quarter achieving on average greater than five auction participants per transaction.

The Company continues to have a strong balance sheet.  At December 31, 2007, LSI had $68.4 million of cash, current assets of $94.2 million and total assets of $116.6 million.  The Company continues to be debt free with current liabilities of $29.0 million and long-term liabilities of $2.2 million, for total liabilities of $31.2 million at December 31, 2007.  Stockholders Equity totaled $85.4 million at December 31, 2007.

Capital expenditures during the three months ended December 31, 2007 were $0.4 million.

The management team is providing the following guidance for the next quarter and fiscal year 2008.  The following forward-looking statements are based on current business trends and our current operating environment, including (i) an increased volume of apparel in our product mix, which is anticipated to carry lower margins; (ii) continued less than optimal inventory turnover within our commercial marketplace during the next quarter as we ramp up volume with existing commercial sellers; (iii) increased spending in sales and marketing; and (iv) our belief that we have yet to realize the full potential of our distribution center network, personnel, and value-added services necessary to support a much larger commercial business in the future, which has resulted in less than our target profitability.  Our results may be materially affected by changes in business trends and our operating environment, as well as by other factors, including investments we expect to make in our infrastructure and value-added services to support new business in both commercial and public sector markets.

Our Scrap contract with the DoD includes an incentive feature, which can increase the amount of profit sharing distribution we receive from 23% up to 25%.  Payments under this incentive feature are based on the amount of scrap we sell for the DoD to small businesses during the preceding 12 months as of June 30th of each year.  We are eligible to receive this incentive in each year of the term of the Scrap contract and have assumed for purposes of providing guidance regarding our projected financial results for fiscal year 2008 that we will again receive this incentive payment.

Under our Surplus contract there are incentive features that allow us to earn up to an additional 4.5% of the profit sharing distribution above our base rate of 26%.  This incentive will be measured quarterly during fiscal year 2008.  For the purposes of providing guidance regarding our projected financial results for the second quarter and fiscal year 2008, we have assumed that we will receive a portion of the Surplus contract incentive payments.

Our guidance adjusts EBITDA and Diluted EPS for the effects of the adoption of FAS 123(R), which we estimate to be approximately $1.2 million to $1.4 million per quarter for the remaining three quarters of fiscal year 2008.

We expect GMV for fiscal year 2008 to range from $320 million to $330 million, which is an increase from the $285 million to $295 million range provided last quarter, as a result of the GovDeals acquisition.  We expect GMV for Q2-08 to range from $78 million to $80 million.

We expect Adjusted EBITDA for fiscal year 2008 to range from $24.5 million to $25.5 million.  We expect Adjusted EBITDA for Q2-08 to range from $5.2 million to $5.4 million.

We estimate Adjusted Earnings Per Diluted Share for fiscal year 2008 to range from $0.51 to $0.53.  In Q2-08, we estimate Adjusted Earnings Per Diluted Share to be $0.11.

I will now turn our discussion back over to Bill.

As we grow our business, our product mix will have short term variability. We are cautious in our outlook as the volume of apparel in a few of our programs has increased relative to other product categories and we expect some softness in the apparel product vertical during Q2.

In closing, this is a busy time for LSI. According to the National Retail Federation one in three shoppers returned an item following the holiday shopping season.  LSI is well positioned to enable our customers to recover more value for reverse supply chain merchandise and reduce costs related to storing, handling and managing these surplus goods.

Our strong operating cash flows and balance sheet will provide LSI the financial flexibility to continue to invest for future growth both organically and via acquisitions.

We thank you for your time and attention today and look forward to answering your questions at this time.